EXHIBIT 99.10

FOR IMMEDIATE RELEASE

August 31, 2009

Amiworld Reports Second Quarter 2009 Financial Results

Revenues increase 286% to a quarterly record of $11,260,780

Gross profit increases by 26% to $1,624,787

Financing agreement executed

NEW YORK, NY – August 31, 2009 – Amiworld, Inc. (OTCBB: “AMWO”, BSX: “AMI BH”), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies has previously reported financial results for its second quarter ended June 30, 2009 including:

•	Revenues of $11,260,780, compared to $3,098,930 for the similar period in 2008, a 263% increase;
•	Revenues included:
o	$7,702,768 by Odin Petroleum from petroleum resale
o	$1,383,450 by Odin Petroil, the company’s refinery operations
o	$2,174,562 by Odin Energy, its biodiesel production business
•	Gross profit of $1,624,787, compared to $1,290,650, for the similar period in 2008, a 26% increase;
•	Profit of $74,582 compared with $108,924 in last year’s second quarter;
•	Cash position at June 30, 2009 of $1,570,209

For its second quarter the Company had a net profit of $74,582 (less than $0.01 per share) compared to a net profit of $108,924 (less than $0.01 per share) in the second quarter of 2008. Operating income for the second quarter of 2009 was negatively impacted by a 29% increase in operating expenses to $1,489,773, including $321,233 in R&D costs associated with efforts to improve the efficiency of the biodiesel refinery and to add the ability to refine alternative feedstocks.

“We continued to make progress towards our goal of becoming a major petroleum and biodiesel supplier and reseller in Colombia and beyond as our financial performance during the second quarter demonstrated,” stated Mamoru Saito, Chief Executive Officer of Amiworld. “On the financing front, we are pleased to report that we just executed an agreement with Middlebury Securities LLC for their assistance in raising up to $25 million, including at least $10 million in equity capital. We believe that these funds will facilitate the continued execution of our strategic plans and the expansion of our operations.”

About Amiworld, Inc.

Amiworld, Inc. (www.amiworld.com) is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art biodiesel plant and petroleum refinery, and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with an initial principal focus on economies in South America. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth through its current operations and through strategic acquisitions.

In addition to its other business endeavors, Amiworld is the owner and operator of the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow by 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Daniela Viola

Makovsky + Company

(212) 508-9676

dviola@makovsky.com